Exhibit 99.1
RPM Reports Record Sales, Net Income for Fiscal 2007 Fourth Quarter and Year

•	Industrial Segment Results Up Sharply While Consumer Segment is Flat
•	Record Sales, Net Income, EPS for FY2007 Result in Five-Year Plan Achievement
•	Fourth Quarter Results Also Set Record
MEDINA, OH — July 23, 2007 — RPM International Inc. (NYSE: RPM) today reported record sales, record net income and record diluted earnings per share for its fiscal 2007 fourth quarter and year ended May 31, 2007. The company’s larger industrial segment posted sharp improvements in sales and earnings for both the quarter and the year. The consumer segment lagged industrial with only modest gains in year-over-year sales and lower earnings for both the quarter and year.
Fourth-Quarter Results
RPM’s record net sales of $1.0 billion were up 10.6% from the $909.2 million reported in the fiscal 2006 fourth quarter. Organic sales growth accounted for 7.3% of the increase, with 1.4% of that amount representing net foreign exchange gains. Net acquisition growth was 3.3% of the total.
Net income for the quarter was a record $84.0 million, compared to a loss of $142.0 million a year ago, which included establishment of a long-term asbestos liability reserve of $321.0 million and fourth quarter asbestos reserves of $14.0 million pre-tax. Record diluted earnings per share were $0.65, compared to a loss of $1.21 in the year-ago period. Excluding the 2006 asbestos charge, net income grew 14.1% from $73.6 million a year ago, while diluted earnings per share increased 12.1% from $0.58 in the fiscal 2006 fourth quarter.
“Our consolidated results once again demonstrate the benefit of the deliberate and strategic balance of products in our industrial and consumer businesses. The fourth quarter was in line with expectations, especially the brisk activity throughout our industrial segment. Our consumer segment faced a tough year-to-year comparison and continued to be challenged by raw material cost pressures. With the strength of our industrial business, disciplined spending and expense controls across the company, and a favorable year-end tax rate, we had a very strong finish to our fiscal year,” said Frank C. Sullivan, president and chief executive officer.
Consolidated earnings before interest and taxes (EBIT) were $133.2 million, compared to a loss of $209.5 million a year ago. Excluding the 2006 asbestos charge, EBIT increased 6.2%, from $125.5 million in the prior-year period.
Fourth-Quarter Segment Sales and Earnings
RPM’s industrial segment sales increased 11.9% to $600.9 million from $536.9 million in the 2006 fourth quarter. Organic sales increased 9.6%, of which 2.0% resulted from net foreign exchange gains. Acquisitions accounted for the remaining 2.3% of the increase. Industrial segment EBIT for the fourth quarter improved 14.2% to $78.7 million from $68.9 million a year ago. “Industrial segment sales growth was solid across most product lines, with particular strength internationally,” said Sullivan.

“In the face of similar business conditions all year, much like we saw during fiscal 2006, our industrial businesses continued to benefit from strong demand outside the U.S., accelerated by growth from new products and market share gains. Segment EBIT outpaced sales growth, due mainly to the recovery of higher raw material costs in pricing, an improvement over this year’s third quarter,” Sullivan said.
Consumer segment sales increased 8.7% to $404.8 million from $372.3 million a year ago. Of the growth in sales, 4.0% was organic, including 0.6% net foreign exchange gains. Acquisitions added 4.7% of the sales growth. Segment EBIT declined 5.6% to $68.2 million from $72.3 million in the fourth quarter a year ago.
Asbestos Update
During the fourth quarter, RPM drew down $18.6 million of its 10-year pre-tax asbestos reserve established in the fourth quarter of fiscal 2006 to cover indemnity and defense costs. Comparable costs were $12.9 million during the final period of fiscal 2006. For the full year, RPM drew down approximately $67.0 million of the asbestos reserve, compared to cash costs in the 2006 fiscal year of $59.9 million. The total asbestos reserve balance stood at $354.3 million at May 31, 2007. “The higher year-over-year asbestos costs in the quarter and full year resulted from the favorable resolution of a greater number of cases versus last year. Importantly, the rate of new case filings continues to run below prior-year levels,” said Sullivan.
Cash Flow and Financial Position
For fiscal 2007, after-tax cash from operations was $213.9 million, up 15.3% from $185.5 million a year ago. Capital expenditures for the year were $70.4 million, compared to depreciation of $59.3 million. Total debt at the end of May 2007 was $988.1 million, compared to $876.6 million at the end of fiscal 2006, mostly as a result of acquisitions. The company’s net (of cash) debt-to-total capitalization ratio was 43.3%, down from 45.3% at May 31, 2006.
Fiscal 2007 Sales and Earnings
Sales, net income and earnings per share were all records for the year ended May 31, 2007.
RPM’s net sales for fiscal 2007 were up 11.0%, to $3.3 billion from $3.0 billion a year ago. Net income was $208.3 million, compared to a loss of $76.2 million in fiscal 2006. Organic growth was 6.7%, including 1.3% foreign exchange gains, while acquisitions added 4.3%. Diluted per share earnings for the year were $1.64, compared to a loss of $0.65 in the prior fiscal year. Prior-year results included asbestos reserves and charges totaling $380.0 million, while 2007 included a $15.0 million pre-tax gain from the settlement of asbestos-related claims against an insurance carrier. Excluding these asbestos items, net income for the year increased 18.1%, to $198.6 million from $168.1 million in fiscal 2006, with diluted earnings per share improving to $1.57 from $1.35, a 16.3% increase.
EBIT for the year was $354.6 million, compared to a year-ago loss of $81.1 million, including asbestos-related items. Excluding asbestos items, EBIT increased 13.6%, to $339.6 million from $298.9 million last year.
RPM’s industrial segment sales grew 15.9% in fiscal 2007, to $2.1 billion from $1.8 billion a year ago. Acquisitions represented 5.6% of this growth, with organic growth adding 10.3%, of which 1.7% was from foreign exchange gains. Industrial organic growth was paced by strong double-digit gains in industrial roofing and related services, corrosion control coatings, fiberglass-reinforced plastic grating composites and virtually all international businesses. Industrial segment EBIT increased 15.8% to $235.1 million from $202.9 million in fiscal 2006.
Sales for the consumer segment were $1.24 billion, a 3.5% increase from the $1.20 billion reported in fiscal 2006. An organic sales increase of 1.1% included a 0.6% foreign exchange gain, while acquisitions contributed 2.4%. Consumer segment EBIT declined by 3.1%, from $159.3 million in fiscal 2006 to $154.4 million in fiscal 2007.
“Fiscal 2007 concluded a five-year plan laid out in the fall of 2002, where we said we would grow RPM sales to $3.35 billion from $2 billion, double net income to $200 million from $100 million and grow our European presence from $180 million to $500 million. I am pleased to say that RPM associates delivered on these promises, despite day-to-day challenges in the marketplace and the dual-edged sword of an unanticipated asbestos liability crisis and skyrocketing raw material costs,” Sullivan said.
Business Outlook
“For our 2008 fiscal year, we anticipate growth in both revenues and net income of approximately 8% as a result of positive internal growth, the contribution of small- to medium-sized acquisitions done in prior periods and an increase in growth investments in developing countries such as India and China. While these investments will be a small drag on earnings growth over the near term, we believe they will accelerate sales and earnings growth in that part of the world over the coming years,” said Sullivan.
“Raw material costs remain high by historical standards, and certain raw materials, including zinc and a number of resins, increased throughout the fiscal year. While we are experiencing some moderation in raw material feedstock prices and have been able to offset some of the increase with higher pricing, especially in our industrial business, raw materials overall continue at high levels. Despite continuing challenges, we look forward to delivering another year of growth in sales and earnings for RPM shareholders,” said Sullivan.
Webcast and Conference Call Information
Management will host a conference call to further discuss these results beginning at 10:00 a.m. Eastern time today. The call can be accessed by dialing 866-271-0675 or 617-213-8892 for international callers. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode.
For those unable to listen to the live call, a replay will be available from approximately 12:00 p.m. Eastern time on July 23 until 11:59 p.m. Eastern time on July 30, 2007. The replay can be accessed by dialing 888-286-8010 or 617-801-6888 for international callers. The access code is 42487691. The call also will be available both live and for replay, and as a written transcript, via the Internet on the RPM web site at http://www.rpminc.com.
RPM International Inc., a holding company, owns subsidiaries that are world leaders in specialty coatings and sealants serving both industrial and consumer markets. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and specialty chemicals. Industrial brands include Stonhard, Tremco, illbruck, Carboline, Day-Glo, Euco and Dryvit. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement, automotive and boat repair and maintenance, and by hobbyists. Consumer brands include Zinsser, Rust-Oleum, DAP, Varathane, Bondo and Testors.
For more information, contact P. Kelly Tompkins, Executive Vice President and Chief Administrative Officer at 330-273-5090 or ktompkins@rpminc.com.
# # #
This press release contains “forward-looking statements” relating to the business of the company. These forward-looking statements, or other statements made by the company, are made based on management’s expectations and beliefs concerning future events impacting the company and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond the control of the company. As a result, actual results of the company could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) general economic conditions; (b) the price, supply and capacity of raw materials, including assorted resins and solvents; packaging, including plastic containers; and transportation services, including fuel surcharges; (c) continued growth in demand for the company’s products; (d) legal, environmental and litigation risks inherent in the company’s construction and chemicals businesses and risks related to the adequacy of the company’s insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon the company’s foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with the company’s ongoing acquisition and divestiture activities; (i) risks related to the adequacy of its contingent liability reserves, including for asbestos-related claims; and other risks detailed in the company’s filings with the Securities and Exchange Commission, including the risk factors set forth in the company’s Annual Report on Form 10-K for the year ended May 31, 2006, as the same may be updated from time to time. RPM does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

CONSOLIDATED STATEMENTS OF INCOME
IN THOUSANDS, EXCEPT PER SHARE DATA

	AS REPORTED				ADJUSTED (a)
	Year Ended		Three Months Ended		Year Ended		Three Months Ended
	May 31,		May 31,		May 31,		May 31,
	2007	2006	2007	2006	2007	2006	2007	2006
			(Unaudited)		(Unaudited)
Net Sales	$3,338,764	$3,008,338	$1,005,723	$909,161	$3,338,764	$3,008,338	$1,005,723	$909,161
Cost of sales	1,978,312	1,760,973	579,900	518,479	1,978,312	1,760,973	579,900	518,479

Gross profit	1,360,452	1,247,365	425,823	390,682	1,360,452	1,247,365	425,823	390,682
Selling, general & administrative expenses	1,020,884	948,497	292,620	265,207	1,020,884	948,497	292,620	265,207
Asbestos (income)/charges	(15,000)	380,000		335,000
Interest expense, net	47,033	41,343	11,369	12,952	47,033	41,343	11,369	12,952

Income (loss) before income taxes	307,535	(122,475)	121,834	(222,477)	292,535	257,525	121,834	112,523
Provision (benefit) for income taxes	99,246	(46,270)	37,880	(80,471)	93,961	89,406	37,880	38,945

Net Income (Loss)	$208,289	$(76,205)	$83,954	$(142,006)	$198,574	$168,119	$83,954	$73,578

Basic earnings (loss) per share of common stock	$1.76	$(0.65)	$0.70	$(1.21)	$1.68	$1.44	$0.70	$0.63

Diluted earnings (loss) per share of common stock	$1.64	$(0.65)	$0.65	$(1.21)	$1.57	$1.35	$0.65	$0.58

Average shares of common stock outstanding — basic	118,179	116,837	119,167	117,213	118,179	116,837	119,167	117,213

Average shares of common stock outstanding — diluted	128,711	116,837	129,564	117,213	128,711	127,676	129,564	128,103

(a)	Adjusted figures presented remove the impact of the asbestos (income) received during the fiscal year ended May 31, 2007 and the asbestos charges taken during the quarter and year ended May 31, 2006.
SUPPLEMENTAL SEGMENT INFORMATION
IN THOUSANDS

	AS REPORTED				ADJUSTED (a)
	Year Ended		Three Months Ended		Year Ended		Three Months Ended
	May 31,		May 31,		May 31,		May 31,
	2007	2006	2007	2006	2007	2006	2007	2006
			(Unaudited)		(Unaudited)
Net Sales:
Industrial Segment	$2,100,386	$1,811,590	$600,908	$536,868	$2,100,386	$1,811,590	$600,908	$536,868
Consumer Segment	1,238,378	1,196,748	404,815	372,293	1,238,378	1,196,748	404,815	372,293

Total	$3,338,764	$3,008,338	$1,005,723	$909,161	$3,338,764	$3,008,338	$1,005,723	$909,161

Income (Loss) Before Income Taxes (b):
Industrial Segment Income Before Income Taxes (b)	$233,120	$201,230	$76,989	$67,764	$233,120	$201,230	$76,989	$67,764
Interest (Expense), Net	(1,937)	(1,711)	(1,661)	(1,108)	(1,937)	(1,711)	(1,661)	(1,108)

EBIT (c)	$235,057	$202,941	$78,650	$68,872	$235,057	$202,941	$78,650	$68,872

Consumer Segment Income Before Income Taxes (b)	$151,496	$159,147	$67,615	$72,121	$151,496	$159,147	$67,615	$72,121
Interest (Expense), Net	(2,895)	(142)	(624)	(173)	(2,895)	(142)	(624)	(173)

EBIT (c)	$154,391	$159,289	$68,239	$72,294	$154,391	$159,289	$68,239	$72,294

Corporate/Other (Expense) Before Income Taxes (b)	$(77,081)	$(482,852)	$(22,770)	$(362,362)	$(92,081)	$(102,852)	$(22,770)	$(27,362)
Interest (Expense), Net	(42,201)	(39,490)	(9,084)	(11,671)	(42,201)	(39,490)	(9,084)	(11,671)

EBIT (c)	$(34,880)	$(443,362)	$(13,686)	$(350,691)	$(49,880)	$(63,362)	$(13,686)	$(15,691)

Consolidated
Income (Loss) Before Income Taxes (b)	$307,535	$(122,475)	$121,834	$(222,477)	$292,535	$257,525	$121,834	$112,523
Interest (Expense), Net	(47,033)	(41,343)	(11,369)	(12,952)	(47,033)	(41,343)	(11,369)	(12,952)

EBIT (c)	$354,568	$(81,132)	$133,203	$(209,525)	$339,568	$298,868	$133,203	$125,475

(a)	Adjusted figures presented remove the impact of the asbestos (income) received during the fiscal year ended May 31, 2007 and the asbestos charges taken during the quarter and year ended May 31, 2006.

(b)	The presentation includes a reconciliation of Income (Loss) Before Income Taxes, a measure defined by Generally Accepted Accounting Principles (GAAP) in the United States, to EBIT.

(c)	EBIT is defined as earnings (loss) before interest and taxes. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to corporate acquisitions, as opposed to segment operations. We believe EBIT is useful to investors for this purpose as well, using EBIT as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, operating income as determined in accordance with GAAP, since EBIT omits the impact of interest and taxes in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness and ongoing tax obligations. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

CONSOLIDATED BALANCE SHEETS
 IN THOUSANDS

	May 31, 2007	May 31, 2006
Assets
Current Assets
Cash and short-term investments	$159,016	$108,616
Trade accounts receivable	763,426	671,197
Allowance for doubtful accounts	(19,167)	(20,252)

Net trade accounts receivable	744,259	650,945
Inventories	437,759	399,014
Deferred income taxes	39,276	48,885
Prepaid expenses and other current assets	189,939	163,768

Total current assets	1,570,249	1,371,228

Property, Plant and Equipment, at Cost	963,200	887,276
Allowance for depreciation and amortization	(489,904)	(442,584)

Property, plant and equipment, net	473,296	444,692

Other Assets
Goodwill	830,177	750,635
Other intangible assets, net of amortization	351,435	321,942
Other	107,992	107,567

Total other assets	1,289,604	1,180,144

Total Assets	$3,333,149	$2,996,064

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$385,003	$333,684
Current portion of long-term debt	101,641	6,141
Accrued compensation and benefits	132,555	136,384
Accrued loss reserves	73,178	66,678
Asbestos-related liabilities	53,000	58,925
Other accrued liabilities	119,363	113,698

Total current liabilities	864,740	715,510

Long-Term Liabilities
Long-term debt, less current maturities	886,416	870,415
Asbestos-related liabilities	301,268	362,360
Other long-term liabilities	175,958	108,002
Deferred income taxes	17,897	13,836

Total long-term liabilities	1,381,539	1,354,613

Total liabilities	2,246,279	2,070,123

Stockholders’ Equity
Preferred stock; none issued
Common stock (outstanding 120,906; 118,743)	1,209	1,187
Paid-in capital	584,845	545,422
Treasury stock, at cost
Accumulated other comprehensive income	25,140	29,839
Retained earnings	475,676	349,493

Total stockholders’ equity	1,086,870	925,941

Total Liabilities and Stockholders’ Equity	$3,333,149	$2,996,064

CONSOLIDATED STATEMENTS OF CASH FLOWS
 IN THOUSANDS

	Year Ended May 31,
	2007	2006
Cash Flows From Operating Activities
Net income (loss)	$208,289	$(76,205)
Depreciation and amortization	81,607	74,299
Items not affecting cash and other	25,303	6,634
Changes in operating working capital	(58,329)	(25,905)
Changes in asbestos-related liabilities, net of tax	(42,940)	206,666

	213,930	185,489

Cash Flows From Investing Activities
Capital expenditures	(70,393)	(61,155)
Acquisition of businesses, net of cash acquired	(124,154)	(174,625)
Purchases of marketable securities	(96,695)	(59,416)
Proceeds from the sale of marketable securities	78,530	50,105
Proceeds from the sale of assets	1,516	9,282
Other	2,945	1,428

	(208,251)	(234,381)

Cash Flows From Financing Activities
Additions to long-term and short-term debt	153,516	186,772
Reductions of long-term and short-term debt	(53,560)	(152,862)
Cash dividends	(82,106)	(74,427)
Exercise of stock options, including tax benefit	27,382	10,636

	45,232	(29,881)

Effect of Exchange Rate Changes on Cash and Short-Term Investments	(511)	3,249

Increase (Decrease) in Cash and Short-Term Investments	$50,400	$(75,524)